Exhibit 99.1

Content Checked Holdings Announces Successful Completion of $4.5 Million Debt Financing

LOS ANGELES, CA – September 3, 2015 — Content Checked Holdings, Inc. (OTCQB: CNCK) (the “Company” or “Content Checked”), the creator of a family of Mobile Apps for individuals who suffer from food allergies and other dietary needs, today announced that it had completed a $4.5 Million debt financing with Hillair Capital Investments L.P., an award winning U.S. fund (the “Fund”).

The funding was completed through the sale of secured convertible debentures and warrants. The debentures are convertible into the Company’s common stock at $0.80 per share. Net proceeds from the offering are to be used for general corporate purposes and working capital.

The non-brokered deal with the Fund will allow Content Checked to continue to leverage its current 3 apps, which include: the Company’s namesake ContentChecked app, MigraineChecked app, and SugarChecked app. Content Checked, which addresses the food allergy market by allowing users to input their individual allergies into the app and simply scanning any bar code with their smartphone while shopping or at a friend’s home telling them immediately if they are allergic to that item; MigraineChecked app which addresses a person’s migraine headache connections to certain foods; and its most recent addition SugarChecked app which highlights the sugar content of food and forms sugar takes in consumed food. All of the Company’s apps allow users to use their smartphones to scan the bar code on the food item in interest.

The proceeds from this transaction will allow Content Checked to move from what has been a successful initial launch of ContentChecked app to further release and market ContentChecked and the Company’s other apps to continue to impact so many more people worldwide. Kris Finstad, CEO of Content Checked, stated, “While it is rare to accomplish shareholder friendly financing structures when raising capital for micro-cap companies, we have closed a deal today with a great new partner for Content Checked. With the proceeds of this offering, we will now be able to execute our extended roll out of our growth plan.” In United States alone there are an estimated 15 Million people currently living with food allergies and that number has increased by 50% in the last 14 years. This funding will allow our team to continue the journey we have begun creating and commercializing our current and additional food related apps worldwide.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Content Checked Holdings, Inc.:

Content Checked (www.contentchecked.com) has created a revolutionary marketplace for people with dietary restrictions and the organizations who cater to them by creating and introducing the ContentChecked, MigraineChecked and SugarChecked smartphone applications to the market. Content Checked and MigraineChecked applications are the first applications with comprehensive and accurate content information, and in-depth allergen and migraine definitions for most U.S. food products. SugarChecked gives consumers the ability to scan the barcodes of grocery store products and determine what kind of sugars are contained within. This enables the applications to meet the needs of millions of people in the United States. As a result, Content Checked has created a pivotal way for food producers to, at the point of purchase, be able to showcase their products to consumers who are actively seeking them.

Designed for use by those who suffer from food allergies, dietary intolerances, migraines and chronic headaches, ContentChecked and MigraineChecked applications have reached wide adoption levels. In the U.S. alone there are 15 million people who suffer from food allergies and 38 million from migraine and chronic headaches. The food allergy market currently has an estimated value of $6 billion USD. Both applications give the ability to scan a product’s bar code and determine if it is safe for consumption, and if not the apps will recommend a suitable alternative per the user’s specific dietary profile.

SugarChecked identifies four main types of sugars that consumers can avoid, including added sugars, artificial sweeteners, natural low-calorie sweeteners and sugar alcohols. This application is an easy shopping tool for consumers to decipher often-misleading food labels, and receive recommendations for healthier alternative products as they shop in real time.

Content Checked has created a robust database of allergens, migraine triggers, and food ingredients that directly correlate with food allergies, intolerances, migraines and chronic headaches. There are currently hundreds of thousands of products in its database that is updated regularly. Content Checked’s applications are highly scalable and can expand into new geographic areas and product categories with limited modifications and investment.

For more information on Content Checked, please visit its social media channels via Facebook (www.facebook.com/contentchecked)

Instagram (www.instagram.com/contentchecked), or

YouTube (www.youtube.com/channel/UCMihoaZILlRZ2C3hmx5vXhQ).

You may also visit the social media channels of MigraineChecked on Facebook (www.facebook.com/migrainechecked) or Instagram (www.instagram.com/migrainechecked/).

Forward-Looking Statements:

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of the Company’s mobile applications, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain adequate financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K filed with the SEC on July 13, 2015. The Company does not undertake to update these forward-looking statements.

Contact:

Investor Relations
Mike Bowdoin
Bowdoin Group
407-590-6995
Mike@BowdoinGrp.com